Exhibit 99.2

Q1 2020 Shareholder Letter May 11, 2020 investor.eventbrite.com CraftJAM Embroidery Workshop

Leading with Decisive Action in Response to COVID-19

Timeline of Response

- **Feb 27** EB reports early evidence of virus-related event cancellations
- **Mar 5** EB sees first indication of virus impact on paid ticket volume
- **Mar 9** EB freezes hiring and non-essential spending
- **Mar 11** EB suspends advance payout program
- **Mar 16** CDC recommends organizers cancel or postpone events with 50+ people for 8 weeks
- **Mar 17** U.S. President advises public to avoid gatherings of more than 10
- **Apr 8** EB implements expense reduction plan to save at least $100 million in annual costs
- **May 9** EB secures access to up to $225 million with Francisco Partners financing

Executing Strategy to Expand Upon our Leadership

Deliver an intuitive and flexible self-service experience

Serve valuable frequent creators

Drive demand for creators' events

Bolstering our Financial Position for the Future

$100M+
in savings

Enacted expense reduction plan expected to save at least $100 million in annual operating costs

Up to
$225M
in financing

Secured access to up to $225 million in term loans to strengthen the company's financial position

Eventbrite Q1 2020 Shareholder Letter

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Business Update:

First Quarter 2020 Summary

COVID-19 and social-distancing have severely impacted Eventbrite's business, reducing paid ticket volumes and increasing event cancellations and postponements. The company's swift response includes: 1) implementing a plan we expect will reduce annual expenses by at least $100 million; 2) accessing up to $225 million in capital to strengthen the company's financial position; and 3) repositioning the strategy to deliver a self-service creator experience with strong unit economics.

- **Net revenue of $49.1 million** in the first quarter included a $19.1 million increase in refunded ticket fees, refund reserves and bad debt for accounts receivable, and compared to net revenue of $81.3 million in the prior year. The balance of the reduction was primarily due to reduced March ticket sales largely related to COVID-19.
- **Net loss was $146.5 million** for the first quarter, compared to a net loss of $10.0 million in the same period last year. First quarter net loss includes $113.7 million of charges and reserve increases related to the impact of COVID-19, including a $76.5 million increase in reserves in anticipation of potential future chargebacks and refunds.
- **Adjusted EBITDA[1] loss of $119.6 million** for the first quarter included $113.7 million in charges and reserve increases largely related to the impact of COVID-19, and as a result, declined from Adjusted EBITDA of $4.1 million in the same period last year.
- **Ticket sales trends have shown improvement from the mid-March low-point,** driven by online events and small gatherings; however, restrictions on live events and adherence to social-distancing guidelines are expected to constrain ticket sales for several quarters.
- **We are working to manage near-term exposure to ticket refunds and chargebacks** with product, policy and communications initiatives. Since the start of March, event creators on Eventbrite have refunded more than $150 million to ticket buyers, while refunds and chargebacks funded by Eventbrite have totaled less than $3 million over the same timeframe.
- **We announced a financing with Francisco Partners for up to $225 million in term loans.** The credit facility helps strengthen the company's liquidity and provide flexibility to manage through a range of recovery scenarios and the return to live events.


Self-Sign On Growth
(Paid Ticket Volume)
(10%)
Q1 2019
Q1 2020


Sales (incl. music) Growth
(Paid Ticket Volume)
(24%)
Q1 2019
Q1 2020


Paid Ticket Volume by Channel, Q1 2020 Mix & Growth
Sales (incl. music) (24%) y/y
Self-Sign On (10%) y/y

[1] Adjusted EBITDA is a financial measure that is not calculated in accordance with U.S. generally accepted accounting principles ("GAAP"). See the section in this letter titled "About Non-GAAP Financial Measures" for information regarding Adjusted EBITDA, including the limitations of such measures, and see the end of this letter for a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure.

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Featured Creator Junzi Kitchen Photography by Elizabeth Renstrom for The New Yorker Junzi Kitchen, a small fast-casual Chinese food The series has successfully hosted six virtual dinners, restaurant in Manhattan, now exclusively uses served 800 guests, and raised an additional $900 Eventbrite to power its weekend delivery pop-ups for its Share a Meal program where Junzi customers by selling meal tickets on the platform. In March gift meals to frontline healthcare workers using after New York’s restaurants were ordered to close Eventbrite’s donation feature. Junzi Kitchen plans to their dining rooms due to COVID-19, the head chef continue using our platform for its Distance Dining designed a tasting menu, available for pickup or series for the foreseeable future and beyond the delivery that became a series called, “Distance anticipated reopening later this year. Dining: A Crisis Delivery Pop-Up”. Location: New York, NY Eventbrite Q1 2020 Shareholder Letter Page 4

Dear Eventbrite Shareholders Since we last reported earnings, the world has been consumed by COVID-19. Millions of people around the globe have been affected by the outbreak, and hundreds of thousands have lost their lives. Usual routines have been upended by restrictions on gatherings and shelter-in-place mandates. These measures have disrupted the global economy and the live events industry in particular. Beyond the near-term impact, we believe the COVID-19 crisis will accelerate structural shifts in the live events industry, several of which play to Eventbrite’s strengths. We anticipate that the small- and medium-sized events that are core to Eventbrite’s success will likely resume earlier and serve as the primary mode for live events for some time. We also believe these smaller-sized events will likely occur more frequently to satisfy pent-up demand as larger events are expected to take longer to come back. To rebuild their businesses in a changed world, creators will need cost-effective and easy-to-deploy solutions. They will also need help attracting consumers and re-engaging with attendees. Eventbrite will be there to empower creators’ success no matter how their events take shape. We have taken swift and decisive action over the last 60 days to adapt to this new environment. To serve creators through this crisis and as live events resume, we are sharpening our strategic focus around three important initiatives: delivering an intuitive self-service experience that provides control and agility, creating value for our most active creators, and driving demand to experiences on our platform. Eventbrite Q1 2020 Shareholder Letter Page 5

Mobilizing for our Creators

Within days of seeing early impacts on our customers' businesses, we mobilized to strengthen the company and support our creators. We introduced programs and product solutions tailored to creators' urgent needs during the crisis. We migrated their events online with videos and live streams through our partnerships with Zoom, Vimeo and YouTube, with over 8 million free and paid tickets to online events transacted in April alone. We partnered with Gift Up! to enable creators to issue approximately $850,000 in gift cards since early March, of which over $500,000 were issued as an alternative to refunds. We launched a program to help creators receive donations from their communities and promote their GoFundMe pages. We also provided creators with vital resources through a COVID-19 support site, translated in 11 different languages, which has generated hundreds of thousands of pageviews since launching.

Strengthening our Financial Position

We moved rapidly to strengthen our financial position. We began by immediately realigning our cost structure. In early March, we froze hiring, marketing and non-essential spending. In April, we announced an expense reduction program that, together with other cost-savings measures, is on track to deliver more than $100 million in annualized expense reductions by the fourth quarter of 2020. While reducing employee headcount by about 45% as part of this initiative was heartbreaking, we expect it will allow us to run the company with much lower cash expenses once completed. This will help our ability to weather the current economic climate and improve our economics when events resume.

We acted quickly to assist our customers in managing escalated refund requests. We launched easy-to-use rescheduling and refund tools. We counseled nearly 10,000 Eventbrite creators to whom we provided ticket proceeds in advance of their events on issuing refunds, offering credits and rescheduling their events. We are also providing new ways for creators to offer credits to their future events on the platform. Combined, these efforts have contributed to more than $150 million in ticket sales being refunded since the beginning of March, of which less than $3 million has been borne by Eventbrite through refunds or chargebacks.



PIANOFIGHT

PianoFight is a community-driven indy arts venue that partners with local artists in San Francisco to make great shows. Before COVID-19, the venue was known for not only its shows, but its ambiance, food, and cocktails. They have since taken their stages online to virtually host artists in music, comedy, magic, plays, dances, drag, film screenings, variety shows, and more. With PianoFight's new Virtual Venue, all shows are free with a virtual tip jar, powered by Eventbrite.

PianoFight chose Eventbrite as their ticketing partner back in 2014 for the seamless mobile user experience and has stayed all these years for the API and integrations.

PianoFight has used Eventbrite for over 5K events in San Francisco, reaching more than 56K attendees and will use our platform in its pivot to virtual experiences.

Location: San Francisco, CA

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Today, we also announced a credit facility with Francisco Partners that provides the company with access to up to $225 million in additional funding. The financing consists of an initial $125 million term loan with the ability to draw a second term loan of an additional $100 million. Our partnership with Francisco Partners provides us with greater flexibility to help manage through a range of recovery outcomes, which we believe will also help us emerge from this crisis in a strong position.

Driving Strategy to Expand Upon Eventbrite's Leadership

To serve a changed live events industry and help Eventbrite creators thrive in the long-run, we plan to:

- deliver an intuitive self-service experience that offers control and agility,
- create value for our most active creators, and
- drive demand to creators' events.

We believe this strategy will help attract and retain our most valuable creators and drive revenue as we help creators grow. We expect our strategy will also provide a strong long-term foundation for our business.

Delivering a powerful and intuitive self-service experience

To better serve creators of all types, we are putting more control in their hands with an array of intuitive yet powerful self-service tools. The ease-of-use and attractive pricing of self-service features are a perfect match for creators seeking efficient solutions to ramp up their calendars as live events resume. To deliver even greater value to Eventbrite creators, we are improving our customer service features to help them serve their attendees. We are also empowering creators with intuitive solutions to efficiently manage their events.

The economics of Self-Sign On ("SSO") help to demonstrate the appeal of our self-service approach. In 2019, while SSO creators generated less than half of Eventbrite's paid ticket volume, the channel delivered nearly 60% of gross profit thanks to its strong revenue per ticket. SSO's economics are even more attractive when its low cost of creator acquisition is taken into account. Over the last two



Brainmates, a product management training, consulting and community business, has transformed its face-to-face teaching model into providing real-time and remote courses. By pivoting its training events online, the team at Brainmates isn't just surviving the COVID-19 crisis, it's unlocking new business opportunities.

With seven virtual events under its belt and more to come, Brainmates is opening a new world of opportunities outside its geographical footprint. On average, Brainmates runs about 30 events on Eventbrite per year, reaching over 3K attendees around the world.

Location: Melbourne, Australia

Eventbrite Q1 2020 Shareholder Letter Page 7

years, the average lifetime revenue of SSO creators has exceeded 30 times their cost of acquisition, an attractive financial equation that points to the strength of our core business.

We believe that strengthening our self-service offering will also drive efficiency in our Sales channel, by enabling our sales and support teams to focus on acquiring and retaining customers who are a good fit for our platform.

Serving our valuable frequent creators

Last year, nearly two-thirds of all Self-Sign On ticket fees were generated by a core of highly-active creators, who hosted five times more paid events than the average SSO paid-event creator. This cadre of frequent creators—which comprised only one third of SSO paid-event creators in 2019—is extremely valuable and we see a significant opportunity in growing their ranks, particularly in retaining more of them on our platform. To put that opportunity in context, if each frequent creator that published a paid event in 2019 hosted an additional event on Eventbrite, the ticket fees from those events would generate nearly $20 million in incremental revenue, a substantial portion of which would drop to the bottom line.

We have studied these frequent creators to understand who they are and how we can better serve and retain them. They are largely small professional teams that wear many hats. They cut across verticals. Eventbrite enables them to make their operations more efficient, their decisions more accurate and their live experiences more successful. We can serve as their virtual marketing, ticket management, and event analytics teams.

To drive the success of frequent creators on our platform, we plan to enhance our product with their needs in mind. We are introducing advanced access permissioning features. We are enabling them to easily organize multiple and on-going events. We are also providing them with more data and insights to inform their decisions. We believe these and other features designed to meet their needs will help us attract and retain more of these valuable creators.



DAYBREAKER

Daybreaker is a vibrant morning dance community of 500,000+ members in 28 cities around the world that inspires people to start their day by gathering in person and dancing in iconic spaces. Daybreaker was one of the first Eventbrite creators to move its live experiences online in response to the COVID-19 global pandemic, launching Daybreaker LIVE and making it possible for people all over the world to dance together virtually.

Daybreaker LIVE is ticketed on Eventbrite and delivered via Zoom. Since its launch, Daybreaker LIVE has hosted 7 events and welcomed over 10K attendees from over 30 countries. Celebrities Matthew Morrison and Julianne Hough have joined, and the community keeps growing and attracting new global audiences.

Eventbrite Q1 2020 Shareholder Letter

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Driving Demand to Creators

Last year, Eventbrite helped creators manage over 300 million free and paid tickets to 4.7 million events. Going forward, we will leverage Eventbrite's scale to help creators rebuild and grow their businesses. We are developing more ways to drive demand to their events such as offering improved email campaign tools and better marketing functionality through partners. For example, our partnership with ToneDen allows creators to quickly and easily create targeted Facebook and Instagram ad campaigns right from their Eventbrite accounts. We are also enhancing Eventbrite's consumer search and discovery experience to increase the reach and visibility of our creators' events by suggesting relevant events to attendees who use our platform. We believe demand generation tools such as these and others under development will help our creators grow their businesses, particularly as live events resume.

In Summary

We are taking bold action in the wake of COVID-19. Our response to the crisis not only strengthens our financial foundation, it will also enable us to lead independent event creators through this crisis, while positioning Eventbrite to extend its leadership in a period where the competitive landscape will face significant disruption. We stand for creators now more than ever, and are committed to their success and that of the live events industry. We believe that the work we are doing today will help ensure that we and our creators will thrive together, now and for many years to come.

Sincerely,

Julia Hartz
CEO

Lanny Baker
CFO



Murray's

Murray's Cheese is a New York-city based cheese shop that's been leveraging Eventbrite to ticket its regular and frequent cheese tasting classes for the past 7 years. When the global pandemic hit, this long-standing Eventbrite creator began to lose business by canceling popular in-person cheese classes and changing services at its busy retail store. In response, their team quickly pivoted to move their cheese tasting classes online and create a unique offline/online experience by shipping attendees cheese to their doorsteps for their online class.

Now, Murray's Cheese is reaching a whole new audience in the U.S. with classes regularly selling out. Since moving online, they've sold close to 1,500 tickets priced at $110 each.

Location: New York, NY

Eventbrite Q1 2020 Shareholder Letter Page 9

Financial Discussion

All financial comparisons are on a year-over-year basis unless otherwise noted. Financial statement tables can be found at the end of this letter.

First Quarter Results

Net Revenue

Net revenue was $49.1 million in the first quarter of 2020, a 40% decrease from $81.3 million in the same period in the prior year. Revenue growth at the start of the year was up 11% year to year through the first two months of the quarter, driven by strength in the Self-Sign On channel. However, COVID-19 significantly impacted business performance in March. We experienced a 60% year to year decrease in our paid ticket volume for March and 18% decrease for the first quarter of 2020.

We also experienced increased refunds in the first quarter. The reversal of previously-booked gross ticket fees related to cancelled and refunded events reduced reported net revenue by $7.6 million in the first quarter. In light of current trends, we also increased our reserves for anticipated future refunds by $11.0 million, which further reduced first quarter reported net revenue. Together with a $0.5 million increase in estimated reserves for bad debt for accounts receivables, these COVID-related impacts contributed to a net revenue reduction of $19.1 million in the first quarter of 2020.

Net Revenue [1][2]:



$81M
$81M
$82M
$83M
$49M
+9%
+20%
+11%
+9%
(40%)
Q1 2019
Q2 2019
Q3 2019
Q4 2019
Q1 2020

Net revenue impact	Recorded Amount ($M)
Ticket fee reversals related to refunds	($7.6)
Increased provision for expected refunds	(11.0)
Increase in bad debt for receivables	(0.5)
Total net revenue impact	($19.1)

Paid Ticket Volume

Paid ticket volume declined 18% compared to the first quarter of 2019, as governments around the world instituted social-distancing mandates. In our Self-Sign On channel, paid ticket volume declined 10% as compared to the first quarter of 2019, while the paid ticket volume in the Sales channel (which includes all verticals, including Music) was 24% lower compared to the same period in the prior year.

Paid Tickets [1]:



27M
27M
27M
29M
22M
+15%
+15%
+13%
+8%
(18%)
Q1 2019
Q2 2019
Q3 2019
Q4 2019
Q1 2020

[1] Percentages represent year-over-year growth.
[2] The Q2 2019 growth rate excludes the effects of the Q2 2018 Ticketfly cyber incident.

Eventbrite Q1 2020 Shareholder Letter

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Gross Profit and Gross Margin

Gross profit was $21.1 million for the first quarter of 2020, a 58% decrease from $50.8 million in the first quarter of 2019, representing a 43% gross margin for the first quarter of 2020 compared to 62% in the same period in 2019. The contraction in gross margin was related to the lower revenue described above. The previously noted reversals of ticket fees resulted in a $1.0 million reversal of payment processing fees in cost of net revenue in the first quarter.

Gross Profit [2]:



$51M
+9%
$50M
+32%
$49M
+16%
$49M
+9%
$21M
(58%)
Q1 2019
Q2 2019
Q3 2019
Q4 2019
Q1 2020

Operating Expenses

Operating expenses were $158.2 million in the first quarter of 2020, representing a $96.5 million increase over the same period in the prior year. The rise was due primarily to an increase of $76.5 million in reserves recorded for estimated losses from refunds and chargeback activity associated with our advanced payouts program (further described below), as well as $19.1 million for impairment charges and general reserves related to upfront payments made to certain creators.

Product development expenses for the first quarter of 2020 increased 11% compared to the same period in 2019, to $16.2 million, reflecting increased personnel-related expenses of $1.3 million to support our product initiatives.

Sales, marketing and support expenses were $99.9 million in the first quarter of 2020, representing a $78.2 million increase from the first quarter of 2019, primarily as a result of reserves recorded for increases in estimated chargebacks and refunds of $76.5 million, stemming from our advanced payout program. The increase in our reserves anticipates effects of the unprecedented COVID-19 pandemic and, as such, is based on a high degree of estimation.

Operating expense impact	Recorded Amount ($M)
Increased reserve for estimated advance payout losses	$76.5
Impairment charges and increases in general reserves for creator upfront payments	19.1
Total operating expense impact	$95.6

General and administrative expenses were $42.1 million, representing a $16.7 million increase from the first quarter of 2019 reflecting creator-related impairment charges and general reserves of $19.1 million from the effects of COVID-19. Personnel-related expenses decreased $2.0 million year to year, driven by a lower average general and administrative headcount compared to the year-ago quarter, in part due to organizational changes completed in 2019.

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Net Loss

Net loss was $146.5 million for the first quarter of 2020, compared to a net loss of $10.0 million in the same period last year.

Adjusted EBITDA

Adjusted EBITDA loss was $119.6 million in the first quarter of 2020, primarily due to a $113.7 million income statement impact booked in the first quarter of 2020, which was largely related to COVID-19. This compares to Adjusted EBITDA of $4.1 million in the first quarter of 2019. Please refer to the financial tables at the end of this letter for a reconciliation of our net loss to Adjusted EBITDA.

Adjusted EBITDA:


$4M
($0M)
($7M)
($2M)
($120M)
Q1 2019
Q2 2019
Q3 2019
Q4 2019
Q1 2020

Adjusted EBITDA impact	Recorded Amount ($M)
Impact to Net revenue	($19.1)
Impact to Cost of net revenue	1.0
Impact to Operating expense	(95.6)
Total Adjusted EBITDA	($113.7)

Balance Sheet and Cash Flow

Cash and cash equivalents totaled $373.0 million at the end of the first quarter of 2020, down from $420.7 million at the end of 2019. To evaluate Eventbrite's liquidity, we add funds receivable from ticket sales within the last five business days of the period and creator advances to cash and cash equivalents, and then reduce that balance by funds payable and creator payables. On that basis, our available liquidity at March 31, 2020 was $150.9 million compared to $189.5 million at December 31, 2019.

Available Liquidity:	March 31, 2020 ($ in millions)
Cash and cash equivalents	$373.0
Funds receivable	--
Creator advances, net	13.8
Accounts payable, creators	(232.5)
Funds payable	(3.4)
Available liquidity	$150.9

Today, we announced a credit facility with Francisco Partners that will provide Eventbrite with access to term loans of up to $225 million. The financing consists of an initial $125 million term loan, to be funded during May 2020, with the ability to draw a second term loan of an additional $100 million during the period beginning December 31, 2020 until September 30, 2021, subject to certain conditions. We will also issue 2,599,174 shares of Class A common stock to Francisco Partners. The additional funding strengthens our financial position to withstand a range of recovery scenarios.

TTM Free Cash Flow:


($6M)
$2M
$21M
$15M
($120M)
Q1 2019
Q2 2019
Q3 2019
Q4 2019
Q1 2020

Cash used in operating activities was ($106.9 million) for the twelve months ended March 31, 2020, compared to cash provided by operating activities of $7.4 million for the twelve months ended March 31, 2019. Free cash flow[4] for the twelve months ended March 31, 2020 was ($120.1 million) compared to ($5.6 million) for the twelve months ended March 31, 2019. We compute free cash flow on a trailing-twelve month basis in order to remove seasonal impacts from the underlying trend.

[4]Free cash flow is a financial measure that is not calculated in accordance with GAAP. We calculate free cash flow on a trailing-twelve month basis. See the section in this letter titled "About Non-GAAP Financial Measures" for information regarding free cash flow, including the limitations of such measures, and see the end of this letter for a reconciliation of free cash flow to the most directly comparable GAAP measure.

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Managing Balance Sheet Impact from Refunds Through Eventbrite’s advance payout (“APO”) program, creators in good standing that use Eventbrite Payment Processing may apply to receive a portion of ticket proceeds in advance of their events’ completion dates. Eventbrite creators have typically utilized this program to fund event-related expenses such as permits and artists’ fees. If an event does not occur and a creator with APO funds fails to provide ticket holders a reimbursement as prescribed in our standard merchant agreement, Eventbrite may elect to reimburse attendees or potentially be subject to a credit card chargeback for the face value of the ticket plus chargeback fees. Historically, the annual associated losses have been managed to a rate of approximately 3% of the total balance on average. However, given the unprecedented shock to global live events, we are taking precautions in anticipation of higher refunds and chargebacks. To manage APO exposure in light of the pandemic’s effect on live events, we suspended the program on March 11, 2020. We instituted new policies and risk models to assess and manage our exposure. We are also helping creators redeposit funds received through the APO program into their Eventbrite accounts in order to refund, credit or compensate ticket purchasers. We have increased our reserves for estimated chargebacks and refunds by $76.5 million in the first quarter in anticipation of potential future unfunded refunds or chargebacks. However, we have not yet seen a significant rise in loss rate on the APO program’s balance, which stood at approximately $293 million in early May 2020. Since mid-March, creators and the funds we hold on their behalf have covered more than 99% of the APO refunds requested. The up to $225 million in loan financing strengthens our liquidity position in the event that APO losses occur at a higher rate than we have experienced to date. Note: Ticket sale proceeds that we continue to hold on behalf of creators are recorded on our balance sheet as Accounts payable, creators. This account, as well as our cash and cash equivalents, is reduced when an advance payout is made. As of March 11, 2020, the date the APO program was suspended, our APO balance was $354 million, which is reduced as events occur, refunds are made or under other circumstances. Eventbrite Q1 2020 Shareholder Letter Page 13

Business Outlook In the wake of COVID-19, we expect a substantial year-over-year revenue decline in 2020. While strong online event growth and some smaller-event activity have yielded recent improvement in daily paid ticket volumes since reaching a low-point in March, we currently anticipate that a substantial recovery of paid ticket volume will take several quarters to materialize at a minimum. The expense reduction plan we announced in April is expected to yield at least $100 million in annualized expense savings once completed, partially offsetting the impact of reduced ticket volume and revenue. We expect restructuring charges related to the workforce reduction of $10-14 million on a pre-tax basis in 2020. Eventbrite Q1 2020 Shareholder Letter Page 14

Earnings Webcast Eventbrite will hold a conference call and live webcast today at 2:00 p.m. PDT to discuss the first quarter 2020 financial results. The domestic dial-in for the call is (877) 682-6650 or (647) 689-5426. To listen to a live audio webcast, please visit Eventbrite’s Investor Relations website at investor.eventbrite.com. A replay of the webcast will be available at the same website. About Eventbrite Eventbrite is a global self-service ticketing and experience technology platform that serves a community of nearly one million event creators in over 180 countries. Since inception, Eventbrite has been at the center of the experience economy, transforming the way people organize and attend events. The company was founded by Julia Hartz, Kevin Hartz and Renaud Visage, with a vision to build a self-service platform that would make it possible for anyone to create and sell tickets to live experiences. The Eventbrite platform provides an intuitive, secure, and reliable service that enables creators to plan and execute their live and online events, whether it’s an annual culinary festival attracting thousands of foodies, a professional webinar, a weekly yoga workshop or a youth dance class. With over 300 million tickets distributed to more than 4 million experiences in 2019, Eventbrite is where people all over the world discover new things to do or new ways to do more of what they love. Learn more at www.eventbrite.com.    The neon icons can be used to convey abstract concepts and work well in presentations. They should feel active and expressive. Feel free to expand on these as you build out the experience. Eventbrite Q1 2020 Shareholder Letter Page 15

Forward-Looking Statements This letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the future performance of Eventbrite, Inc. and its consolidated subsidiaries (the “Company”); the impacts of the COVID-19 global health pandemic, including its impact on the Company, its operations, or its future financial or operational results; the impact of the Company re-centering its business around a self-service model; the Company’s expectations regarding restructuring charges with respect to the workforce reduction implemented in response to the COVID-19 global health pandemic; the Company’s expectations regarding the timing of recovery of paid ticket volumes; growth strategies in the Company’s businesses and products; the Company’s expectations regarding the development of its platform and products; the Company’s expectations regarding scale, profitability, market trends, and the demand for or benefits from its products, product features, and services in the U.S. and in international markets; and statements regarding the expectations of our resource reallocation. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “appears,” “shall,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter. Investors are cautioned not to place undue reliance on these statements. Actual results could differ materially from those expressed or implied, and reported results should not be considered as an indication of future performance. The forward-looking statements contained in this letter are also subject to additional risks, uncertainties and factors, including those more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on 10-K for the year ended December 31, 2019. Further information on potential risks that could affect actual results will be included in the subsequent periodic and current reports and other filings that the Company makes with the Securities and Exchange Commission from time to time, including the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. All forward-looking statements are based on information and estimates available to the Company at the time of this letter and are not guarantees of future performance. Except as required by law, the Company assumes no obligation to update any of the statements in this letter. About Non-GAAP Financial Measures We believe that the use of Adjusted EBITDA and free cash flow is helpful to our investors as they are metrics used by management in assessing the health of our business and our operating performance. These measures, which we refer to as our non-GAAP financial measures, are not prepared in accordance with GAAP and have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results of operations as reported under GAAP. In addition, other companies may not calculate nonGAAP financial measures in the same manner as we calculate them, limiting their usefulness as comparative measures. You are encouraged to evaluate the adjustments and the reasons we consider them appropriate. Adjusted EBITDA Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning purposes and in evaluating acquisition opportunities. We calculate Adjusted EBITDA as net income (loss) adjusted to exclude depreciation and amortization, stock-based compensation expense, interest expense, direct and indirect acquisition-related costs, employer taxes related to employee transactions and other income (expense), net which consisted of interest income and foreign exchange rate gains and losses, and income tax provision (benefit). Adjusted EBITDA should not be considered as an alternative to net income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP. Some of the limitations of Adjusted EBITDA include (i) Adjusted EBITDA does not properly reflect capital spending that occurs off of the income statement or account for future contractual commitments, (ii) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures and (iii) Adjusted EBITDA does not reflect the interest and principal required to service our indebtedness. In evaluating Adjusted EBITDA, you should be aware that in the future we expect to incur expenses similar to the adjustments in this letter. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these expenses or any unusual or non-recurring items. When evaluating our performance, you should consider Adjusted EBITDA alongside other financial performance measures, including our net loss and other GAAP results. Free Cash Flow Free cash flow is a key performance measure that our management uses to assess our overall performance. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by our business that can be used for strategic opportunities, including investing in our business, making strategic acquisitions and strengthening our financial position. We calculate free cash flow as cash flow from operating activities less purchases of property and equipment and capitalized internal-use software development costs, over a trailing twelve-month period. Since quarters are not uniform in terms of cash usage, we believe a trailing twelve-month view provides the best understanding of the underlying trends of our business. Although we believe free cash flow provides another important lens into the business, free cash flow is presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP. Free cash flow has limitations as an analytical tool, and it should not be considered in isolation or as a substitute for analysis of other GAAP financial measures, such as cash provided by operating activities. Some of the limitations of free cash flow include that it may not properly reflect capital commitments to creators that need to be paid in the future or future contractual commitments that have not been realized in the current period. Eventbrite Q1 2020 Shareholder Letter Page 16

Consolidated Statements of Operations ($ in thousands, except per share data)(Unaudited) Three Months Ended March 31, 2020 2019 Net revenue $ 49,086 $ 81,326 Cost of net revenue(1) 28,005 30,565 Gross profit 21,081 50,761 Operating expenses(1): Product development 16,171 14,597 Sales, marketing and support 99,915 21,725 General and administrative 42,109 25,380    Total operating expenses 158,195 61,702    Loss from operations (137,114) (10,941) Interest expense (12) (1,092) Other income (expense), net (9,285) 2,180 Loss before income taxes (146,411) (9,853) Income tax provision 65 100 Net loss $ (146,476) $ (9,953) Net loss per share, basic and diluted $ (1.71) $ (0.13) Weighted-average shares outstanding used to compute net loss per share, basic and diluted 85,879 78,670 (1) Includes stock-based compensation as follows: Cost of net revenue $ 423 $ 244 Product development 3,689 2,038 Sales, marketing and support 1,431 1,223 General and administrative 5,279 4,622 Total $ 10,822 $ 8,127 Eventbrite Q1 2020 Shareholder Letter Page 17

Consolidated Balance Sheets ($ in thousands)(Unaudited) March 31, Dec 31, 2020 2019 Assets Current assets Cash and cash equivalents $ 372,962 $ 420,712 Funds receivable—54,896 Accounts receivable, net 1,892 2,932 Creator signing fees, net 6,347 9,597 Creator advances, net 13,868 22,282 Prepaid expenses and other current assets 14,089 14,157    Total current assets 409,158 524,576 Property, plant and equipment, net 19,393 19,735 Operating lease right-of-use assets 20,403 22,160 Goodwill 170,560 170,560 Acquired intangible assets, net 46,548 49,158 Restricted cash 2,215 2,228 Creator signing fees, noncurrent 11,378 16,710 Creator advances, noncurrent 594 922 Other assets 1,768 1,966 Total assets $ 682,017 $ 808,015 Liabilities and Stockholders’ Equity Current liabilities    Accounts payable, creators $ 232,542 $ 307,871 Accounts payable, trade 2,143 1,870 Chargebacks and refunds reserve 89,734 2,699 Funds payable 3,381— Accrued compensation and benefits 6,377 6,347 Accrued taxes 2,661 5,409 Operating lease liabilities 9,202 9,115 Other accrued liabilities 12,757 16,997    Total current liabilities 358,797 350,308 Accrued taxes, noncurrent 15,381 15,173 Operating lease liabilities, noncurrent 13,812 16,162 Other liabilities 485 557    Total liabilities 388,475 382,200 Stockholders’ equity Common stock, at par 1 1 Additional paid-in capital 812,843 798,640 Accumulated deficit (519,302) (372,826)    Total stockholders’ equity 293,542 425,815    Total liabilities and stockholders’ equity $ 682,017 $ 808,015 Eventbrite Q1 2020 Shareholder Letter Page 18

Consolidated Statements of Cash Flows ($ in thousands)(Unaudited) Three Months Ended March 31, 2020 2019 Cash flows from operating activities Net loss $(146,476) $(9,953) Adjustments to reconcile net loss to net cash provided by operating activities: Depreciation and amortization 6,213 6,012 Amortization of creator signing fees 3,130 2,393 Noncash operating lease expense 1,881 1,971 Accretion of term loan—104 Stock-based compensation 10,822 8,127 Provision for chargebacks and refunds 98,936 4,568 Impairment charges 13,932 463 Provision for bad debt and creator advances 6,549 580 Loss on disposal of equipment—22 Deferred income taxes (120) (174) Changes in operating assets and liabilities:    Accounts receivable (70) (1,507)    Funds receivable 54,896 4,302    Creator signing fees, net (3,894) (4,621)    Creator advances, net (1,284) (4,120)    Prepaid expenses and other current assets 68 718    Other assets 200 117    Accounts payable, creators (75,329) 81,470    Accounts payable, trade 411 285    Chargebacks and refunds reserve (11,901) (4,501)    Funds payable 3,381— Accrued compensation and benefits 30 1,571    Accrued taxes (2,748) (1,331)    Operating lease liabilities (2,387) (1,855)    Other accrued liabilities (5,619) 3,225    Accrued taxes, noncurrent 328 27    Other liabilities 1 (1,343)    Net cash (used in) provided by operating activities (49,050) 86,550 Eventbrite Q1 2020 Shareholder Letter Page 19

Consolidated Statements of Cash Flows ($ in thousands)(Unaudited) Three Months Ended March 31, 2020 2019 Cash flows from investing activities Purchases of property and equipment (1,033) (1,285) Capitalized internal-use software development costs (1,909) (2,105) Net cash used in investing activities (2,942) (3,390) Cash flows from financing activities Proceeds from exercise of stock options 4,654 12,427 Taxes paid related to net share settlement of equity awards (364) (175) Payment of debt issuance costs—(457) Payments of finance lease obligations (61) (69) Payments of deferred offering costs—(413) Net cash provided by financing activities 4,229 11,313 Net increase (decrease) in cash, cash equivalents and restricted cash (47,763) 94,473 Cash, cash equivalents and restricted cash Beginning of period 422,940 439,400 End of period $ 375,177 $ 533,873 Supplemental cash flow data Interest paid $ 11 $ 10 Income taxes paid, net of refunds 406 184 Noncash investing and financing activities Vesting of early exercised stock options $ 61 $ 92 Purchases of property and equipment, accrued but unpaid 305 572 Operating lease right-of-use assets obtained in exchange for operating lease liabilities—137 Eventbrite Q1 2020 Shareholder Letter Page 20

Key Operating Metrics and Non-GAAP Financial Measures ($ and paid ticket volume in thousands)(Unaudited) Three Months Ended March 31, 2020 2019 Paid ticket volume 22,237 27,026 Adjusted EBITDA $ (119,600) $ 4,058 Twelve Months Ended March 31, 2020 2019 Free cash flow reconciliation $ (106,942) $ 7,406 Net cash provided by operating activities (13,150) (13,048) Purchases of property and equipment and capitalized internal-use software development costs $ (120,092) $ (5,642) Free cash flow Three Months Ended March 31, 2020 2019 Adjusted EBITDA reconciliation Net loss $ (146,476) $ (9,953) Add: Depreciation and amortization 6,213 6,012 Stock-based compensation 10,822 8,127 Interest expense 12 1,092 Direct and indirect acquisition related costs (1)—673 Employer taxes related to employee equity transactions 479 187 Other (income) expense, net 9,285 (2,180) Income tax provision 65 100 Adjusted EBITDA $ (119,600) $ 4,058 (1) Direct and indirect acquisition related costs consist primarily of transaction and transition-related fees and expenses incurred within one year of the acquisition date, including legal, accounting, tax and other professional fees as well as personnel-related costs such as severance and retention bonuses for completed, pending and attempted acquisitions. Eventbrite Q1 2020 Shareholder Letter Page 21

Pandemic´s Impact to Quarterly Results ($ in millions) (Unaudited) Pandemic-related Actuals Impact(2) Commentary Q1 2020 Q1 2020 Refund Impact on Net revenue Refunded ticket fees: ($7.6) Net Revenue Increase to ticket fee refund reserves: ($11.0) $ 49.1 $ (19.1) Cost of revenue 28.0 1.0 Other Impact on Net revenue Gross profit 21.1 (18.1) Bad debt accounts receivable: ($0.5) Product development 16.2 0.0 Total Impact on Net revenue: ($19.1) Sales, marketing and support 99.9 76.5 Refund Impact on Cost of revenue General and administrative 42.1 19.1 Refunded processing fees: $1.0 Operating expenses 158.2 95.6 Operating income (137.1) (113.7) Total Impact on Gross profit: ($18.1) + Stock-based compensation 10.8 0.0 + Depreciation and amortization 6.2 0.0 Refund Impact on Sales, marketing and support + Other adjustments 0.5 0.0 Increase to APO reserves: $76.5 Adjusted EBITDA $ (119.6) $ (113.7) Other Impact on General and administrative Increase to upfront impairment charges and reserves: $19.1 Total Impact on Operating expenses: $95.6 Total Impact on Adjusted EBITDA: ($113.7) (2) Pandemic-related impact largely due to COVID-19. Eventbrite Q1 2020 Shareholder Letter Page 22